                                                                    Exhibit 12.1


CONTINENTAL AIRLINES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN MILLIONS)

                                               Three Months      Nine Months
                                                  Ended             Ended
                                              September 30,     September 30,             Years Ended December 31,
                                              --------------    --------------    -----------------------------------------
                                              2003     2002     2003     2002     2002     2001     2000     1999     1998
                                              -----    -----    -----    -----    -----    -----    -----    -----    -----


Earnings:
     Earnings (Loss) Before Income Taxes
         and Minority Interest                  261      (31)     106     (485)    (631)    (130)     560      798      622

     Less:
         Undistributed Earnings (Losses)
         of Equity Investees                      4        2       10        5        8        -        -       (3)       -
     Plus:
         Interest Expense                       100       95      296      276      372      311      253      233      198
         Capitalized Interest                    (6)      (8)     (19)     (28)     (36)     (57)     (57)     (55)     (55)
         Amortization of Capitalized
               Interest                          10        9       29       26       35       28       21       16        6
         Portion of Rent Expense
               Representative of Interest
               Expense                          213      214      628      648      852      834      778      714      461
                                              -----    -----    -----    -----    -----    -----    -----    -----    -----
                                                574      277    1,030      432      584      986    1,555    1,709    1,232
                                              -----    -----    -----    -----    -----    -----    -----    -----    -----
Fixed Charges:
         Interest Expense                       100       95      296      276      372      311      253      233      198
         Portion of Rent Expense
                 Representative of Interest
                 Expense                        213      214      628      648      852      834      778      714      461
                                              -----    -----    -----    -----    -----    -----    -----    -----    -----
Total Fixed Charges                             313      309      924      924    1,224    1,145    1,031      947      659
                                              -----    -----     -----   -----    -----    -----    -----    -----    -----
Coverage Adequacy (Deficiency)                  261      (32)      106    (492)    (640)    (159)     524      762      573
                                              =====    =====     =====   =====    =====    =====    =====    =====    =====
Coverage Ratio                                 1.83      NA       1.11     NA       NA       NA      1.51     1.80     1.87
                                              =====    =====     =====   =====    =====    =====    =====    =====    =====